Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Post-Effective Amendment no 1 to Registration Statement on Form S-3 of CIT Group Inc. of our report dated March 2, 2006, except as to the effects of changes in reportable segments as described in Note 20 which is as of May 31, 2006, relating to the consolidated financial statements, management’s assessment of the effectiveness of internal control over financial reporting and the effectiveness of internal control over financial reporting as of December 31, 2005, which appears in the Current Report on Form 8-K, filed on May 31, 2006. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP
New York, New York
October 20, 2006